Exhibit 99.2

Carla Baca

Financial Communications

P: 615.269.8175

News Release

HEALTHCARE REALTY TRUST ANNOUNCES REDEMPTION OF SENIOR NOTES DUE APRIL 1, 2014

NASHVILLE, Tennessee, March 19, 2013 —Healthcare Realty Trust Incorporated (NYSE: HR) today announced that it intends to redeem all of its outstanding 5.125% Senior Notes due April 1, 2014 (the “Notes”) in accordance with the terms of the indenture governing the Notes. The Company will primarily use proceeds from the issuance of its senior notes due April 15, 2023, which are expected to close on March 26, 2013, subject to customary closing conditions, to fund the redemption and expects to record a one-time charge in the second quarter of 2013 of approximately $12.3 million for early extinguishment of debt.

The Company will redeem all of the Notes on April 18, 2013 (the “Redemption Date”) at a redemption price equal to an aggregate of $277.3 million, consisting of: a) $264.7 million in outstanding principal; b) $0.7 million in interest accrued but not yet paid as of the Redemption Date; and c) a “make-whole amount” of $11.9 million in accordance with the indenture.

The redemption price for the Notes and accrued interest will become due and payable on the Redemption Date. Following that date, interest will cease to accrue and be payable and the Notes will be cancelled. Payment of the redemption price will be made only upon presentation and surrender of the Notes in the manner specified in the notice of redemption, which is being provided to registered holders of the Notes by Regions Bank, as trustee for the Notes. Copies of the applicable notice of redemption for the Notes may be obtained from Regions Bank by calling its Corporate Trust Department at 615.770.4354.

Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. The Company had investments of approximately $3.0 billion in 207 real estate properties and mortgages as of December 31, 2012. The Company’s 202 owned real estate properties are located in 28 states and total approximately 13.6 million square feet. The Company provides property management services to approximately 10.1 million square feet nationwide.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties, including the ultimate amount and terms at which the sale of the securities will occur, if any, and the use of proceeds from this offering. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2012 under the heading “Risk Factors.” Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.